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{PEAT MARWICK LLP LOGO}

One Biscayne Tower             Telephone 305 358 2300       Telefax 305 577 0544
Suite 2900
2 South Biscayne Boluevard
Miami, FL 33131


The Board of Directors
Preferred Employers Holdings, Inc.

                  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                           KPMG Peat Marwick LLP

Miami, Florida
December 30, 1996